Exhibit 10.3

EXECUTION COPY

Date:	May 1, 2009

To:	Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, MA 01965

From:	Bank of America, N.A.
One Bryant Park
New York, NY 10036

Re:	Registered Forward Transaction

Reference:             NY-38516

Ladies and Gentlemen:

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (“BofA”) and Affiliated Managers Group, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.             This Confirmation and the pricing supplement delivered hereunder evidence a complete and binding agreement between BofA and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation, together with all other Confirmations of Equity Contracts (as defined in Paragraph 7(t) below), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if BofA and Counterparty had executed an agreement in such form (but without any Schedule except for the election of United States dollars (“USD”) as the Termination Currency).  In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that, other than the Transaction to which this Confirmation relates and any other Equity Contract, no Transaction shall be governed by the Agreement.

2.             The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 1, 2009

Effective Date:

The first day occurring on or after the Trade Date on which Shares are sold pursuant to the Distribution Agency Agreement dated as of May 1, 2009 between Counterparty and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Distribution Agreement”)

Seller:	Counterparty

Buyer:	BofA

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “AMG”)

Number of Shares:

The aggregate number of Shares sold pursuant to the Distribution Agreement during the period from and including the Trade Date through and including the Hedge Completion Date; provided, however, that on each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares to be settled on such date.

Hedge Completion Date:

The earliest of (i) the date specified in writing as the Hedge Completion Date by the Counterparty, (ii) any Settlement Date and (iii) August 1, 2009. Promptly after the Hedge Completion Date, BofA will furnish Counterparty with a pricing supplement (the “Pricing Supplement”) substantially in the form of Annex A hereto specifying the Number of Shares as of the Hedge Completion Date (the “Initial Number of Shares”), the Initial Forward Price and the Final Date, all determined in accordance with the terms hereof.

Initial Forward Price:

98.05% of the volume weighted average price at which the Shares are sold pursuant to the Distribution Agreement during the period from and including the Trade Date through and including the Hedge Completion Date.

Forward Price:	(a) On the Hedge Completion Date, the Initial Forward Price; and

(b) on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day.

Daily Rate:	For any day, (i) (a) USD-Federal Funds Rate for such day minus (b) the Spread divided by (ii) 365.

USD-Federal Funds Rate:

For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index><GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	1.00%, subject to adjustment from time to time by BofA in its commercially reasonable discretion; provided that no such adjustment may reduce the Spread below 1.00% or increase the Spread above 1.35%.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Clearance System:	The Depository Trust Company

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent)

Settlement Date:

Any Scheduled Trading Day following the first day occurring on or after the Trade Date on which Shares are sold pursuant to the Distribution Agreement and up to and including the Final Date that is either:

(a)          designated by Counterparty as a “Settlement Date” by a written notice (a “Settlement Notice”) delivered to BofA no less than (i) one Scheduled Trading Day prior to such Settlement Date and five Scheduled Trading Days prior to the Final Date, if Physical Settlement applies, and (ii) five Scheduled Trading Days prior to such Settlement Date, which may be the Final Date, if Cash Settlement or Net Stock Settlement applies; provided that if Cash Settlement or Net Stock Settlement applies, any Settlement Date, including a Settlement Date on the scheduled Final Date, shall be deferred until the date on which BofA is able to completely unwind its hedge with respect to the portion of the Number of Shares to be settled if BofA is unable to completely unwind its hedge with respect to the portion of the Number of Shares to be settled during the Unwind Period due to the restrictions of Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) agreed to hereunder, the existence of any Suspension Day or Disrupted Day or the lack of sufficient liquidity in the Shares during the Unwind Period (as determined by the Calculation Agent); provided further that if BofA shall fully unwind its hedge with respect to the portion of the Number of Shares to be settled during an Unwind Period by a date that is more than three Scheduled Trading Days prior to a Settlement Date specified above, BofA may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; or

(b)         designated by BofA as a Settlement Date pursuant to the “Acceleration Events” provisions of Paragraph 7(f) below;

provided that the Final Date will be a Settlement Date if on such date the Number of Shares for which a Settlement Date has not already been designated is greater than zero, and provided further that if any Settlement Date specified above is not an Exchange Business Day, the Settlement Date shall instead be the next Exchange Business Day.

Final Date:	The first anniversary of the Hedge Completion Date (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day)

Early Settlement Fee:

If a Settlement Date occurs on or prior to the Early Settlement Fee Date (an “Early Unwind Date”), Counterparty shall pay to BofA the Early Settlement Fee for such Early Unwind Date; provided that no Early Settlement Fee shall be payable if (i) the USD-Federal Funds Rate is less than the Spread on such Early Unwind Date or (ii) such Early Unwind Date occurs as a result of the designation by BofA of a Settlement Date resulting from an event or events outside Counterparty’s control. “Early Settlement Fee” means, for any Early Unwind Date, an amount of cash equal to (a) the number of Settlement Shares for such Settlement Date multiplied by (b) the Initial Forward Price multiplied by (c) 0.50% multiplied by (d) the number of calendar days in the period from but excluding such Early Unwind Date to and including the Early Settlement Fee Date divided by (e) 365; “Early Settlement Fee Date” means the date that is two months after the Hedge Completion Date.

Settlement Shares:	(a)

With respect to any Settlement Date other than the Final Date, the number of Shares designated as such by Counterparty in the relevant Settlement Notice or designated pursuant to the “Acceleration Events” provisions of Paragraph 7(f) below, as applicable; provided that the Settlement Shares so designated shall (i) not exceed the Number of Shares at that time and (ii) be at least equal to the lesser of 100,000 and the Number of Shares at that time; and

(b) with respect to the Settlement Date on the Final Date, a number of Shares equal to the Number of Shares at that time;

in each case with the Number of Shares determined taking into account pending Settlement Shares.

Settlement Method Election:

Physical Settlement, Cash Settlement, or Net Stock Settlement, at the election of Counterparty, in its sole discretion, as set forth in a Settlement Notice; provided that if Counterparty elects Cash Settlement or Net Stock Settlement, it shall be deemed to have repeated the representations contained in Paragraph 7(e) below; provided further that if no election is made by Counterparty, Physical Settlement shall apply. The parties hereto acknowledge that Counterparty cannot be obligated to settle this Transaction by cash payment unless Counterparty elects Cash Settlement; provided, however, that the foregoing shall not apply to the payment of an Early Settlement Fee if the Early Unwind Date occurs as the result of the designation by Counterparty of a Settlement Date.

Physical Settlement:

If Physical Settlement is applicable, then Counterparty shall deliver to BofA through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and BofA shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date.

Physical Settlement Amount:

For any Settlement Date for which Physical Settlement is applicable, an amount equal to the product of (a) the Forward Price in effect on the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement:

On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, BofA will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to BofA. Such amounts shall be paid on such Settlement Date.

Cash Settlement Amount:

An amount determined by the Calculation Agent equal to: (i)(A) the Forward Price as of the first day of the applicable Unwind Period minus (B) the weighted average price (the “Unwind Purchase Price”) at which BofA purchases Shares during the Unwind Period to unwind its hedge with respect to the portion of the Number of Shares to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Suspension Day or Disrupted Day in part), taking into account Shares anticipated to be delivered or received if Net Stock Settlement applies, and the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, plus USD 0.02, multiplied by (ii) the Settlement Shares.

Net Stock Settlement:

On any Settlement Date in respect of which Net Stock Settlement applies, if the Cash Settlement Amount is a (i) positive number, BofA shall deliver a number of Shares to Counterparty equal to the Net Stock Settlement Shares, or (ii)  negative number, Counterparty shall deliver a number of Shares to BofA equal to the Net Stock Settlement Shares; provided that if BofA determines in its good faith judgment that it would be required to deliver Net Stock Settlement Shares to Counterparty, BofA may elect to deliver a portion of such Net Stock Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Stock Settlement Shares:

With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period:

The period from and including the first Exchange Business Day following the date Counterparty elects Cash Settlement or Net Stock Settlement in respect of a Settlement Date through the third Scheduled Trading Day preceding such Settlement Date (as such date may be changed by BofA as described in the first proviso in clause (a) of the definition of Settlement Date above).

Failure to Deliver:	Applicable

Suspension Day:

Any day on which BofA determines based on the advice of outside counsel of national standing that Cash Settlement or Net Stock Settlement may violate applicable securities laws or cause BofA to not be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to BofA. BofA shall promptly notify Counterparty if it receives such advice from its counsel.

Share Cap:	Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver to BofA on any

Settlement Date, whether pursuant to Physical Settlement, Net Stock Settlement or any Private Placement Settlement, a number of Shares in excess of (i) the Initial Number of Shares minus (ii) the aggregate number of Shares delivered by Counterparty to BofA hereunder prior to such Settlement Date.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

New Shares:

In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Cancellation and Payment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Cancellation and Payment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:

For all applicable Extraordinary Events, BofA; provided, however, that all calculations, adjustments, specifications, choices and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Insolvency Filing:

Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or other proceeding under the U.S. Bankruptcy Code in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing or other proceeding), it being understood that this Transaction is a contract for the issuance of Shares by the Issuer.

Determining Party:

For all applicable Additional Disruption Events, BofA; provided, however, that all calculations, adjustments, specifications, choices and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Transfer:

Notwithstanding anything to the contrary herein or in the Agreement, BofA may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of BofA under this Transaction, in whole or in part, to an affiliate of BofA, or any entity sponsored or organized by, or on behalf of or for the benefit of, BofA without the consent of Counterparty. No such assignment, transfer or set over shall affect BofA’s obligations hereunder. In the event of any transfer or assignment of any rights, title and interest, powers, privileges and remedies of BofA under this Transaction, the transferee or assignee shall assume and enter into new covenants and representations under Sections 3(e), 3(f), 4(a)(i) and 4(a)(iii) of the Agreement or enter into new covenants and representations that are agreed by the other party under the Agreement, and the identity of the transferee or assignee shall be entered on the books and records maintained by each party or its respective agents.

3. Calculation Agent:

BofA. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

4. Account Details:

(a) Account for delivery of Shares to BofA:	To be furnished

(b) Account for payments to Counterparty:	To be furnished

(c) Account for payments to BofA:	Bank of America, N.A. — New York, NY Account #: 12333-34172 ABA #: 026-009-593 For account of Bank of America

5. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of BofA for the Transaction is: New York

6.                                     Notices: For purposes of this Confirmation:

(a)           Address for notices or communications to Counterparty:

Affiliated Managers Group, Inc.

600 Hale Street

Prides Crossing, MA 01965

(b)           Address for notices or communications to BofA:

Bank of America, N.A.

c/o Banc of America Securities LLC

Bank of America Tower at One Bryant Park

New York, NY 10036

Telephone:   646-855-2527

Facsimile:    704-208-2869

Attention:     John Servidio

7.             Other Provisions:

(a)         Conditions to Effectiveness.  This Transaction shall be effective if and only if Shares are sold on or after the Trade Date pursuant to the Distribution Agreement.  If the Distribution Agreement is terminated prior to any such sale of Shares thereunder, the parties shall have no further obligations in connection with this Transaction, other than in respect of breaches of representations or covenants on or prior to such date.

(b)        Distribution Agreement Representations, Warranties and Covenants.  On the Trade Date and on each date on which BofA or its affiliates delivers a prospectus in connection with a sale to hedge this Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Distribution Agreement.  Counterparty hereby agrees to comply with its covenants contained in the Distribution Agreement as if such covenants were made in favor of BofA.

(c)         Interpretive Letter.  Counterparty agrees and acknowledges that this Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by BofA for this Transaction to comply with the Interpretive Letter.  Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M.  In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Distribution Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

(d)                         Agreements and Acknowledgments Regarding Shares.

(i)                                     Counterparty agrees and acknowledges that, in respect of any Shares delivered to BofA hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange;

(ii)                                  Counterparty agrees and acknowledges that BofA will hedge its exposure to this Transaction by selling Shares borrowed from third party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Initial Number of Shares) delivered, pledged or loaned by Counterparty to BofA in connection with this Transaction may be used by BofA to return to securities lenders without further registration under the Securities Act.  Accordingly, Counterparty agrees that the Shares that it delivers, pledges or loans to BofA on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System;

(iii)                               Counterparty has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Number of Shares, solely for the purpose of settlement under this Transaction;

(iv)                              Unless the provisions set forth below under “Private Placement Procedures” are applicable, BofA agrees to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans with respect to the Shares; and

(v)                                 In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Stock Settlement of this Transaction, BofA shall use its good faith efforts to comply, or cause compliance, with the provisions of Rule 10b-18 under the Exchange Act, taking into account any purchases under other Equity Contracts, as if such provisions were applicable to such purchases.

(e)                                  Securities Laws Representations and Agreements.

(i)                                     Counterparty represents to BofA on the Trade Date and on any date that Counterparty notifies BofA that Cash Settlement, Net Stock Settlement or Alternative Settlement under Paragraph 7(l) applies to this Transaction, that (i) each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and (ii) it has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with this Transaction.  In addition to any other requirement set forth herein, Counterparty agrees not to designate any Settlement Date or elect Alternative Settlement under Paragraph 7(l) if settlement in respect of such date would result in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws.

(ii)                                  It is the intent of BofA and Counterparty that following any election of Cash Settlement or Net Stock Settlement by Counterparty, the purchase of Shares by BofA during any Unwind Period comply with the requirements of Rule 10b5-l(c)(l)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-l(c).

Counterparty acknowledges that (i) during any Unwind Period Counterparty shall not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by BofA (or its agent or affiliate) in connection with this Confirmation and (ii) Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

Counterparty hereby agrees with BofA that during any Unwind Period Counterparty shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any Equity Derivatives Group Personnel (as defined below).  For purposes of this Transaction, “Material Non-Public

Information” means information relating to Counterparty or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareholders or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares.  For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information For purposes of this Transaction, “Equity Derivatives Group Personnel” means any employee of BofA or its affiliates who effects purchases or sales of Shares in connection with this Agreement.

(iii)                               Counterparty shall, at least one day prior to the first day of any Unwind Period, notify BofA of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(iv)                              During any Unwind Period, Counterparty shall (i) notify BofA prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify BofA following any such announcement that such announcement has been made, and (iii) promptly deliver to BofA following the making of any such announcement information indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction.  In addition, Counterparty shall promptly notify BofA of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(v)                                 Neither Counterparty nor any of its affiliates shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Confirmation, under an agreement with another party or otherwise, that might cause any purchases of Shares by BofA or any of its affiliates in connection with any Cash Settlement or Net Stock Settlement of this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty.

(vi)                              Counterparty will not engage in any “distribution” (as defined in Regulation M) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(f)                                    Acceleration Events.

(i)                                     Stock Borrow Event.  If in BofA’s reasonable judgment, (A) BofA is not able hedge its exposure under this Transaction because insufficient Shares are made available for borrowing by securities lenders or (B) BofA would incur a cost to borrow (or to maintain a borrow of) sufficient Shares to hedge its exposure under this Transaction that is equal to or greater than 100 basis points per annum per any Share (each of (A) and (B), a “Stock Borrow Event”), then BofA shall be entitled to designate any Scheduled Trading Day prior to the date the Number of Shares is first reduced to zero to be a Settlement Date, by providing Counterparty at least two Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date, which shall not exceed the number of Shares as to which the relevant Stock Borrow Event relates.

(ii)                                  Dividends.  If on any day after the Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (A) any cash dividends in excess of USD 0.00 per Share or (B) share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or similar transaction or (C) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined by BofA, then BofA shall be entitled to designate any Scheduled Trading Day prior to the date the Number of Shares is first reduced to zero to be a Settlement Date, by providing Counterparty at least three Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date.

(iii)                               Stock Price Event.  If at any time after the Trade Date the traded price per Share on the Exchange is less than or equal to USD 25.00, then BofA shall be entitled at any time thereafter to designate one or more Scheduled Trading Days prior to the date the Number of Shares is first reduced to zero to be a Settlement Date, by providing Counterparty at least ten Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date.

(iv)                              Board Approval of Merger Event.  If on any day after the Trade Date, the board of directors of Counterparty votes to approve any action that, if consummated, would constitute a Merger Event, then Counterparty shall notify BofA of such occurrence within one Scheduled Trading Day after such occurrence and BofA shall be entitled to designate any Scheduled Trading Day prior to the date the Number of Shares is first reduced to zero to be a Settlement Date, by providing Counterparty at least twenty Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date.

(v)                                 ISDA Termination.  In lieu of (A) designating an Early Termination Date as the result of an Event of Default or Termination Event, (B) terminating this Transaction and determining a Cancellation Amount as the result of an Additional Disruption Event, or (C) terminating this Transaction and determining an amount payable in connection with an Extraordinary Event to which Cancellation and Payment would otherwise be applicable, BofA shall be entitled to designate any Scheduled Trading Day prior to the date the Number of Shares is first reduced to zero to be a Settlement Date with respect to the Number of Shares.

(vi)                              Termination Settlement.  Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, if a Settlement Date is designated by BofA as the result of one of the foregoing sub-paragraphs (i) through (v), Physical Settlement shall apply.

(g)                                 Private Placement Procedures.  If Counterparty is unable to comply with the provisions of sub-paragraph (ii) of “Agreements and Acknowledgments Regarding Shares” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or BofA otherwise determines that in its reasonable opinion any Shares to be delivered to BofA by Counterparty may not be freely returned by BofA to securities lenders as described under such sub-paragraph (ii), or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless waived by BofA.

(i)                                     If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to BofA; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to BofA (or any affiliate designated by BofA) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by BofA (or any such affiliate of BofA).  The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to BofA, due diligence rights (for BofA or any designated buyer of the Restricted Shares by BofA), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to BofA.  In the case of a Private Placement Settlement, BofA shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to BofA hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by BofA and may only be saleable by BofA at a discount to reflect the lack of liquidity in

Restricted Shares.  Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by BofA to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii)                                  If Counterparty delivers any Restricted Shares in respect of this Transaction, Counterparty agrees that (A) such Shares may be transferred by and among BofA and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by BofA (or such affiliate of BofA) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by BofA or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by BofA (or such affiliate of BofA).

(h)                                 Indemnity.  Counterparty agrees to indemnify BofA and its affiliates and their respective directors, officers, employees, agents and controlling persons (BofA and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under the Transaction, any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement or the consummation of the transactions contemplated hereby and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, except to the extent resulting from BofA’s gross negligence or willful misconduct.

(i)                                     Waiver of Trial by Jury.  EACH OF COUNTERPARTY AND BOFA HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BOFA OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(j)                                     Governing Law/Jurisdiction.  This Confirmation shall be governed by the laws of the State of New York without reference to the conflict of laws provisions thereof.  The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

(k)                                  Designation by BofA.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BofA may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform BofA obligations in respect of the Transaction and any such designee may assume such obligations.  BofA shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(l)                                     EITF 00-19; Alternative Settlement.  The parties hereby agree that all documentation with respect to this Transaction is intended to qualify this Transaction as an equity instrument for purposes of EITF Issue No. 00-19.  If, subject to Paragraph 7(t) below, Counterparty owes BofA any amount in connection with this Transaction pursuant to Section 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to BofA, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Closing Date or Early Termination Date, as applicable (“Notice of Termination Delivery”).  Upon Notice of Termination Delivery, Counterparty shall deliver to BofA a number of Termination Delivery Units having a cash value equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent acting in a commercially reasonable manner, taking into account whether the Termination Delivery Units so delivered are freely tradable).  Settlement relating to any delivery of Termination Delivery Units pursuant to this provision shall occur within three Scheduled Trading Days.  “Termination Delivery Unit” means (A) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (B) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer; provided that if such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(m)                               Disclosure. Effective from the date of commencement of discussions concerning the Transaction, each of BofA and Counterparty and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure.

(n)                                 Right to Extend.  BofA may postpone any Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if BofA determines, in its discretion, that such extension is reasonably necessary or appropriate to enable BofA to effect purchases of Shares in connection with its hedging activity hereunder or under any other Equity Contract in a manner that would, if BofA were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements, as determined by BofA based upon the advice of outside counsel of national standing.

(o)                                 Counterparty Share Repurchases.  Counterparty agrees not to repurchase any Shares if, immediately following such purchase, the Number of Shares under this Confirmation and all other Equity Contracts (as defined in Paragraph 7(t)) would be equal to or greater than 8.0% of the number of then-outstanding Shares or such other number of Shares as BofA notifies Counterparty would, in the reasonable judgment of outside counsel of national standing for BofA, present legal or regulatory issues for BofA.

(p)                                 Limit on Beneficial Ownership.  Notwithstanding any other provisions hereof, BofA shall not be entitled to receive Shares hereunder (whether in connection with the purchase of Shares on any Settlement Date or otherwise) to the extent (but only to the extent) that such receipt would result in BofA and its affiliates (i) directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 4.9% of the outstanding Shares or (ii) having direct or indirect ownership or control (for purposes of the Bank Holding Company Act of 1956, as amended) at any time in excess of 4.9% of the outstanding Shares.  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in BofA and its affiliates directly or indirectly so beneficially owning or so owning or controlling in excess of 4.9% of the outstanding Shares.  If any delivery owed to BofA hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, BofA gives notice to Counterparty that such delivery would not result in BofA and its affiliates directly or indirectly so beneficially owning or so owning or controlling in excess of 4.9% of the outstanding Shares.

(q)                                 Commodity Exchange Act.  Each of BofA and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”), the Agreement and this Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(r)                                    Bankruptcy Status.  BofA acknowledges and agrees that this Confirmation is not intended to convey to BofA rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall be deemed to limit BofA’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided, further, that nothing herein shall limit or shall be deemed to limit BofA’s rights in respect of any transaction other than this Transaction.

(s)                                  No Collateral.  The parties acknowledge that this Transaction is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to the Agreement.  Without limiting the generality of the foregoing, this Transaction will not be considered to create obligations covered by any collateral credit support annex to the Agreement and will be disregarded for the purposes of calculating any exposures pursuant to any such annex.

(t)                                    Netting and Set-off.  BofA agrees not to set-off or net amounts due from Counterparty with respect to this Transaction against amounts due from BofA to Counterparty under obligations other than Equity Contracts.  Section 2(c) of the Agreement as it applies to payments due with respect to this Transaction shall remain in effect and is not subject to the first sentence of this provision.  The parties agree that Section 6(f) of the Agreement is amended and restated to read as follows:

“(f)                              Upon the occurrence of an Event of Default or Termination Event with respect to Counterparty as the Defaulting Party or the Affected Party (“X”), BofA (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation).  Y will give notice to the other party of any set-off effected under this Section 6(f).

“Equity Contract” shall mean for purposes of this Section 6(f) any Transaction relating to Shares sold pursuant to the Distribution Agreement.

If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest.  This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(u)                                 Tax Representations.

(i)                                     For the purpose of Section 3(e) of the Agreement, each party makes the following                                                representation:

(A)                              It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement and any other payments of interest and penalty charges for late payment) to be made by it to the other party under the Agreement.

(B)                                In making this representation, a party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii)                                  For the purpose of Section 3(f) of the Agreement:

(A)                              BofA makes the following representation(s):

(1)                                  It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes.

(2)                                  It is a financial institution that is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(M).

(B)                                The Counterparty represents that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes.

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to John Servidio at Bank of America, N.A. (email john.servidio@bofasecurities.com).

Yours sincerely,

BANK OF AMERICA, N.A.

		By:	/s/ Michael Voris
		Name:	Michael Voris
		Title:	Principal

Confirmed as of the date first above written:

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ John Kingston, III
Name:	John Kingston, III
Title:	Executive Vice President, General Counsel and Secretary

Signature page to Registered Forward

Transaction Confirmation

ANNEX A

PRICING SUPPLEMENT

Bank of America, N.A.

One Bryant Park

New York, NY  10036

[                    ]

Affiliated Managers Group, Inc.

600 Hale Street

Prides Crossing, MA  01965

Ladies and Gentlemen:

This Pricing Supplement is the Pricing Supplement contemplated by the Registered Forward Transaction dated as of May 1, 2009 (the “Confirmation”) between Affiliated Managers Group, Inc. (“Counterparty”) and Bank of America, N.A. (“BofA”).

For all purposes under the Confirmation,

(a)                                  the Hedge Completion Date is [                    ];

(b)                                 the Number of Shares shall be [                    ], subject to further adjustment in accordance with the terms of the Confirmation;

(c)                                  the Initial Forward Price shall be USD [                    ]; and

(d)                                 the Final Date shall be [                    ]

A-1

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:
Title:

Confirmed as of the date first above written:

AFFILIATED MANAGERS GROUP, INC.

By:
Name:
Title:

A-2